Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of P.A.M. Transportation Services, Inc. dated March 8, 2005, appearing in the Annual Report on Form 10-K of P.A.M. Transportation Services, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Little Rock, Arkansas
August 27, 2007